Exhibit 99.1

Press Release

AMSC REPORTS THIRD QUARTER FISCAL 2007

FINANCIAL RESULTS

•	Power Electronic Systems Achieves Third Quarter Operating Profit on Significant Increase in Revenues

•	Consolidated Backlog Expected to Increase to Approximately $70 Million by March 31, 2007; $60 Million Expected to be Recognized as Revenues in Fiscal 2008

•	Ship Propulsion Motor and SuperVAR® Machines to be Shipped by March 31

•	Manufacturing Scale-Up and Shipments of 344 Superconductors on Track

WESTBOROUGH, Mass., February 1, 2007 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its fiscal third quarter ended December 31, 2006.

Revenues for the third quarter of fiscal 2007 were $9.5 million, and the company’s net loss was $9.5 million, or $0.29 per share. In December 2006, the company announced that it expected revenues for the third quarter of approximately $9 million and a net loss of $9 million to $11 million as a result of funding delays from the U.S. Department of Energy (DOE) and a technical delay relating to the need to repair a crack in a non-superconductor component of the 36.5 megawatt motor being manufactured for the U.S. Navy. Revenues for the third quarter of the previous fiscal year were $13.5 million, and the company’s net loss was $7.5 million, or $0.23 per share.

Revenues for the first nine months of fiscal 2007 were $33.1 million, and the company’s net loss was $23.2 million, or $0.71 per share. Revenues for the first nine months of fiscal 2006 were $36.6 million, and the company’s net loss was $19.8 million, or $0.61 per share.

Earnings before interest, taxes, depreciation, amortization and stock-based compensation, or EBITDAS, was $(8.1 million) for the third quarter of fiscal 2007 and $(6.2 million) for the third quarter of fiscal 2006. EBITDAS was $(19.2 million) for the first nine months of fiscal 2007 and $(15.7 million) for the first nine months of fiscal 2006. Please refer to the financial schedules attached to this press release for a reconciliation between net loss and EBITDAS.

The company reaffirmed its forecast for revenues of $50 million to $52 million and a net loss of $29 million to $32 million, or $0.87 to $0.96 per share, for fiscal 2007. The company also said it expects to achieve positive EBITDAS within two years.

The company ended the third quarter of fiscal 2007 with no debt and $41.6 million in cash, cash equivalents and short-term investments, compared with $46.1 million on September 30, 2006 and $65.7 million on March 31, 2006. As announced in December 2006, the company’s ending balance of cash and investments as of March 31, 2007 may be less than the $38 million it previously forecast due to the possible delay in cash collections from the U.S. Navy and the DOE to the first quarter of fiscal 2008.

The company’s total backlog of orders and contracts was $43.2 million on December 31, 2006. This compares with $37.1 million in backlog as of December 31, 2005. As previously announced, backlog increased to more than $65 million on January 5, 2007 as a result of the company’s acquisition of Windtec™. At least $17 million is expected to be recognized as revenue in the fourth quarter of fiscal 2007 and an additional $46 million is expected to be recognized as revenue in fiscal 2008. Based on new orders expected to be closed in the fourth fiscal quarter, total consolidated backlog is expected to increase to approximately $70 million as of March 31, 2007.

“Of the total backlog of $70 million expected as of March 31, 2007, we believe $60 million will be recognized as revenues in fiscal 2008,” said Greg Yurek, founder and chief executive officer. “This will provide us with a strong platform for growth entering fiscal 2008. Order growth thus far in the fourth quarter has been quite strong, particularly in our Power Electronic Systems business. Demand for wind energy solutions remains the key engine for growth in this business unit. We expect orders from utilities to begin gaining momentum in fiscal 2008 based primarily on traction with our Dynamic-VAR Compensator (DVC™) solution. We also expect to secure new contracts in fiscal 2008 for the demonstration of superconductor cables and fault current limiters.”

“In addition to continuing to grow profits in our Power Electronic Systems business, which will reduce our consolidated losses, we expect to implement initiatives during the next 12 months that will enable us to achieve positive EBITDAS on a consolidated basis within two years,” said Yurek. “We intend to achieve this objective as we continue to scale up manufacturing of 344 superconductors, meet customer needs for superconductor rotating machines and expand our power electronics business globally.”

Recent Activities and Accomplishments

•	Superconductor power transmission cable for Long Island Power Authority (LIPA): The site for LIPA’s 138,000 volt (138kV) HTS cable system in Hauppauge, New York has now been fully prepared and the cryogenics system has been completed and is operating. Manufacture of the cables is expected to be completed this week and will begin going into the ground in the spring of 2007. Commissioning is scheduled for the summer of 2007. Funding for the project from the Department of Energy (DOE) will continue to be handled under a “Continuing Resolution” until at least February 15, 2007. The company will be submitting several proposals by February 13, 2007 in response to a solicitation from the DOE for new projects.

•	36.5-megawatt (MW) superconductor motor: The crack that had formed in a non-superconductor component has been fully repaired and reassembly of the motor is nearly complete. Factory testing is planned to be underway in February and the motor is expected to be ready for acceptance by the U.S. Navy in March 2007.

•	First two commercial SuperVAR synchronous condensers: The first superconductor rotor has been shipped to the company’s motor subcontractor for final assembly. Both machines are expected to be delivered to the Tennessee Valley Authority by end of March 2007. Revenues for these products are expected to be recognized in the first quarter of fiscal 2008.

•	Acquisition of Windtec: On January 5, 2007, AMSC™ completed its acquisition of Windtec, an Austria-based designer and licensor of wind turbine systems and a provider of wind turbine electrical systems. Windtec reported that its unaudited revenues grew by almost 400 percent to approximately $13 million in calendar 2006 while generating net income of approximately $1 million, or eight percent of sales. Windtec brought to AMSC approximately $35 million in backlog as of January 5, 2007. It is now a wholly-owned subsidiary of AMSC and is operated by the company’s Power Electronic Systems business unit.

•	New Windtec customers: Windtec signed a contract with Doosan Heavy Industries & Construction Co., Ltd. in South Korea for the development of a 3-MW wind energy system valued at more than $2 million while ZELRI in China purchased a 1.65 MW wind energy system license for approximately $2 million. AMSC’s potential revenues from ZELRI for royalty payments and the sale of electrical components could exceed $30 million over the next several years.

•	Fault current limiter product development: AMSC and Siemens AG reported achieving commercial-grade performance levels for a medium voltage superconductor surge protection device known as a fault current limiter. The device was based on Siemens proprietary superconductor switching module technology, which utilizes coils fabricated with AMSC’s proprietary 344S superconductors. AMSC and Siemens also announced the extension of their strategic alliance to a third year.

•	Demonstrated world-record-level production rates for 344 superconductors that have commercial-grade electrical performance: AMSC is on track for initial volume production of commercial-grade product in December 2007, as planned. The company said it is also on track to have 70% of the full-scale manufacturing equipment installed, commissioned and qualified in the manufacturing process for 344 superconductors by March 31, 2007.

•	Received a $750,000 Phase II Small Business Innovation Research (SBIR) grant in January 2007: The U.S. Air Force is providing this funding for AMSC’s work in developing 344 superconductors.

•	Appointed John W. Wood Jr. to the company’s Board of Directors: Mr. Wood served as chief executive officer of Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of medical imaging and security systems, from 2003 through 2006. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation, now known as Thermo Fisher Scientific, Inc.

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsuper.com/investors. The live call also can be accessed by dialing +1-913-312-1298 and using conference ID 7344981. A telephonic playback of the call will be available from 1:00 p.m. ET on February 1, 2007 through 1:00 p.m. ET on February 8, 2007. Please call +1-719-457-0820 and refer to conference ID 7344981 to access the playback.

Results Report for Third Quarter Fiscal 2007

Selected Statement of Operations Data

	Three Months ended December 31,		Nine Months ended December 31,
	2006	2005	2006	2005
Revenues
By business segment:
AMSC Wires	$1,342,997	$3,207,299	$4,238,818	$10,015,413
SuperMachines	991,230	8,862,816	11,720,055	17,136,116
Power Electronic Systems	7,117,578	1,426,186	17,138,661	9,427,479

Total revenues	9,451,805	13,496,301	33,097,534	36,579,008

Operating profit (loss):
By business segment:

AMSC Wires	(4,796,418)	(5,526,202)	(12,830,390)	(16,237,645)
SuperMachines	(4,525,143)	(248,746)	(8,105,469)	(673,180)
Power Electronic Systems	438,991	(1,940,080)	(56,234)	(3,160,581)
Unallocated corporate expenses	(1,328,031)	(562,992)	(4,133,559)	(1,751,945)

Operating profit (loss)	(10,210,601)	(8,278,020)	(25,125,652)	(21,823,351)

Interest and other income, net	664,302	826,101	1,879,558	1,974,201

Net loss	$(9,546,299)	$(7,451,919)	$(23,246,094)	$(19,849,150)

Net loss per share – Basic & Diluted	$(0.29)	$(0.23)	$(0.71)	$(0.61)

Weighted average shares outstanding	32,965,989	32,592,878	32,889,911	32,696,223

Note:	Unallocated corporate expenses include stock-based compensation expense of $919,997 and $99,500 for the three months ended December 31, 2006 and December 31, 2005, respectively; and $2,718,934 and $343,301 for the nine months ended December 31, 2006 and December 31, 2005, respectively.

Selected Balance Sheet Data

	December 31, 2006	March 31, 2006
Cash, cash equivalents and short-term investments	$41,613,973	$65,668,605
Selected current assets:
Accounts receivable, net	$11,375,180	$9,014,035
Inventory	$9,787,444	$9,006,034

Property, plant and equipment	$97,730,008	$90,014,466
Less: accumulated depreciation	(47,462,762)	(45,234,899)

Property, plant and equipment, net	$50,267,246	$44,779,567
Total assets	$118,069,665	$133,470,462

Accounts payable & accrued expenses	$19,117,848	$16,498,373
Deferred revenue	$2,955,859	$1,872,126
Stockholders’ equity	$95,995,958	$115,099,963

Reconciliation of Net Loss to EBITDAS (1)

	Three months ended December 31,		Nine months ended December 31,
	2006	2005	2006	2005
Net loss	$(9,546,299)	$(7,451,919)	$(23,246,094)	$(19,849,150)
Interest income	(510,454)	(676,777)	(1,779,256)	(1,909,779)
Income taxes	—	—	—	—
Depreciation and amortization	993,812	1,817,891	3,057,986	5,748,665

EBITDA	(9,062,941)	(6,310,805)	(21,967,364)	(16,010,264)
Stock-based compensation	919,997	99,500	2,718,934	343,401

EBITDAS	$(8,142,944)	$(6,211,305)	$(19,248,430)	$(15,666,863)

(1)	EBITDAS is a non-GAAP financial measure defined by the company as net income before income, taxes, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions, taxes associated with Windtec, and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net income (loss) is set forth in the table above.

About AMSC

AMSC (American Superconductor Corporation - NASDAQ: AMSC) is a leading energy technologies company. The company develops and sells a wide range of products and solutions based on high temperature superconductor (HTS) wires and power electronic systems that dramatically improve the efficiency and quality of electricity during its generation, transmission, distribution and use. The company is a dominant force in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, AMSC is enabling a new generation of compact, high-power electrical products, including motors, generators, power cables, grid-level surge protectors, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsuper.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule and Windtec are trademarks or registered trademarks of American Superconductor Corporation.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Investors	Jason Fredette	508-621-4177
	AMSC	investor@amsuper.com
Media	Rick Sheehy	508-621-4454
	AMSC	news@amsuper.com